Exhibit (99)(c)

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In millions, except per share data)	September 30, 2007	December 31, 2006
ASSETS
Cash and due from banks	$12,681	15,826
Interest-bearing bank balances	4,449	2,167
Federal funds sold and securities purchased under resale agreements	11,995	16,923

Total cash and cash equivalents	29,125	34,916

Trading account assets	53,969	45,529
Securities	111,827	108,619
Loans, net of unearned income	449,206	420,158
Allowance for loan losses	(3,505)	(3,360)

Loans, net	445,701	416,798

Loans held for sale	21,431	12,568
Premises and equipment	6,002	6,141
Due from customers on acceptances	1,295	855
Goodwill	38,848	38,379
Other intangible assets	1,380	1,635
Other assets	44,590	41,681

Total assets	$754,168	707,121

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Noninterest-bearing deposits	56,825	66,572
Interest-bearing deposits	365,112	340,886

Total deposits	421,937	407,458
Short-term borrowings	62,714	49,157
Bank acceptances outstanding	1,303	863
Trading account liabilities	17,771	18,228
Other liabilities	18,352	20,004
Long-term debt	158,584	138,594

Total liabilities	680,661	634,304

Minority interest in net assets of consolidated subsidiaries	3,295	3,101

STOCKHOLDERS’ EQUITY
Dividend Equalization Preferred shares, no par value, 97 million shares issued and outstanding at September 30, 2007	—	—
Common stock, $3.33-1/3 par value; authorized 3 billion shares, outstanding 1.901 billion shares at September 30, 2007	6,336	6,347
Paid-in capital	51,885	51,746
Retained earnings	14,742	13,723
Accumulated other comprehensive income, net	(2,751)	(2,100)

Total stockholders’ equity	70,212	69,716

Total liabilities and stockholders’ equity	$754,168	707,121

WACHOVIA CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans	$7,937	5,096	23,278	14,240
Interest and dividends on securities	1,529	1,692	4,481	4,942
Trading account interest	566	401	1,505	1,113
Other interest income	799	595	2,057	1,600

Total interest income	10,831	7,784	31,321	21,895

INTEREST EXPENSE
Interest on deposits	3,334	2,238	9,528	6,052
Interest on short-term borrowings	801	860	2,176	2,333
Interest on long-term debt	2,145	1,145	6,117	2,838

Total interest expense	6,280	4,243	17,821	11,223

Net interest income	4,551	3,541	13,500	10,672
Provision for credit losses	408	108	764	228

Net interest income after provision for credit losses	4,143	3,433	12,736	10,444

FEE AND OTHER INCOME
Service charges	689	638	1,970	1,834
Other banking fees	437	427	1,357	1,304
Commissions	600	562	1,908	1,773
Fiduciary and asset management fees	993	823	2,894	2,392
Advisory, underwriting and other investment banking fees	393	292	1,254	912
Trading account profits (losses)	(437)	123	(114)	506
Principal investing	372	91	718	383
Securities gains (losses)	(34)	94	42	71
Other income	(252)	415	639	1,390

Total fee and other income	2,761	3,465	10,668	10,565

NONINTEREST EXPENSE
Salaries and employee benefits	2,628	2,531	8,722	7,880
Occupancy	325	284	968	850
Equipment	283	291	899	870
Advertising	62	54	193	157
Communications and supplies	175	158	528	487
Professional and consulting fees	196	200	582	551
Other intangible amortization	92	92	313	282
Merger-related and restructuring expenses	36	38	78	130
Sundry expense	577	397	1,535	1,338

Total noninterest expense	4,374	4,045	13,818	12,545

Minority interest in income of consolidated subsidiaries	189	104	464	289

Income before income taxes	2,341	2,749	9,122	8,175
Income taxes	651	872	2,789	2,685

Net income	$1,690	1,877	6,333	5,490

PER COMMON SHARE DATA
Basic earnings	$0.90	1.19	3.35	3.49
Diluted earnings	0.89	1.17	3.30	3.43
Cash dividends	$0.64	0.56	1.76	1.58
AVERAGE COMMON SHARES
Basic	1,885	1,573	1,890	1,571
Diluted	1,910	1,600	1,918	1,600